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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                             THE VINCAM GROUP, INC.
                      CALCULATION OF NET INCOME PER COMMON
                           AND COMMON EQUIVALENT SHARE


                                              1994          1995          1996
                                           -----------   -----------   -----------
Net income .............................   $ 1,846,804   $   370,613   $ 2,089,843
                                           ===========   ===========   ===========
Weighted average number of common
  shares outstanding during the period .    12,501,755    10,757,175    13,387,583

Assumed exercise of stock options, net
  of treasury shares acquired ..........       690,474       690,474       774,246

Issuance of mandatorily redeemable
  preferred stock deemed a common
  stock equivalent .....................          --       1,391,121       682,131
                                           -----------   -----------   -----------

Weighted average number of shares
  used in earnings per share calculation    13,192,229    12,838,770    14,843,960
                                           ===========   ===========   ===========

Net income per common and common
  equivalent share .....................   $      0.14   $      0.03   $      0.14
                                           ===========   ===========   ===========

Fully diluted net income per common
 and common equivalent share* ..........   $      0.14   $      0.03   $      0.14
                                           ===========   ===========   ===========

------------------------------

     * In accordance with the provisions of the Accounting Principles Board Opinion No. 15, Earnings per Share, fully diluted net income per common and common equivalent share is not presented in the Company's consolidated statements of income due to the fact that the aggregated dilution from the Company's common stock equivalents outstanding during each of the periods presented is less than 3%.
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